EXHIBIT 23.2

Consent of the Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Gastar Exploration Ltd. and in the prospectus supplement of (i) our report dated March 18, 2005 (December 21, 2005 as to Notes 5, 13, 14, 22 and Note 25) relating to the 2004 consolidated financial statements of Gastar Exploration Ltd. and subsidiaries, which appears in the Annual Report on Form 10-K of Gastar Exploration Ltd. for the year ended December 31, 2005 and (ii) our report dated August 26, 2005 relating to the statements of revenues and direct operating expenses for the years ended December 31, 2004, 2003 and 2002 for certain natural gas properties acquired by Gastar Exploration Ltd. from Geostar Corporation, which appears in a Form 8-K of Gastar Exploration Ltd. filed with the Securities and Exchange Commission on April 13, 2006.

We also consent to the reference to us under the heading “Experts” contained in the Prospectus.

/s/ BDO Dunwoody LLP

Calgary, Alberta

January, 16, 2007